Exhibit 23

Consent of Most & Company, LLP, Independent Registered Public Accounting Firm

The Board of Directors

Greens Worldwide, Incorporated:

We hereby consent to the use in this Registration Statement on Form SB-8 of our report, dated March 20, 2006 relating to the balance sheet of Greens Worldwide, Incorporated, as of December 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the, year ended December 31, 2005, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Interest of Named Experts and Counsel" in such Registration Statement.

s/ Most & Company, LLP

Most & Company, LLP

Independent Registered

Public Accounting Firm

New York, N.Y.

July 25, 2006